Exhibit P



                                                       February 5, 2001



Convergence Communications, Inc.
102 West 500 South, Suite 320
Salt Lake City, Utah  84101

      RE:   PREEMPTIVE RIGHTS AND WARRANT ADJUSTMENT WAIVER

Ladies and Gentlemen:

      We understand that Convergence Communications, Inc. ("CCI") is contemplating the sale of its Series D preferred stock substantially in compliance with the terms and conditions set forth in the draft Umbrella Stock Purchase Agreement previously delivered to us for review (the "Agreement"). That proposed issuance triggers preemptive rights we hold under the terms of the Series C preferred stock we purchased in October 1999 and/or under the agreements under which certain of us (or our predecessors in interest) acquired CCI's securities in 1997. We intend not to exercise those preemptive rights with respect to the transactions described in the Agreement.

      We further understand that CCI has agreed to issue warrants in accordance with a term sheet approved by CCI's board of directors on January 17, 2001 to the purchasers of its Series C preferred stock (the "New Series C Warrants") under which they will be able to acquire additional shares of CCI's common stock at a price of $.01 per share. The New Series C Warrants are intended to provide the Series C preferred stock investors (in conjunction with the Series C warrants they acquired in October 1999) with a 45% return on their investments in the Series C preferred stock.

      We recognize that, when the parties negotiated the terms of the Series C warrants and the rights and preferences of the Series C stock in October 1999, they included provisions in the documents which automatically adjust the exercise price of the common stock issuable under the Series C warrants and the conversion price (and conversion rate) of the Series C preferred stock if CCI issues (or is deemed to issue by granting warrants, options or convertible securities) additional securities. The issuance of CCI's securities under the terms of the Series D Warrants (as described in the Agreement) and the New Series C Warrants would result in unintended adjustments under the October 1999 Series C warrants and the rights and preferences of the Series C preferred stock.

      We further recognize that TCW/CCI Holding II ("TCW/CCI II") will acquire a portion of the Series C preferred stock and a portion of the Series C Warrants that TCW/CCI Holding ("TCW/CCI I") purchased in October 1999 through a series of simultaneous transfers from TCW/CCI I to its member, TCW/Latin America Private Equity Partners L.P. ("TCW/LAP"), from TCW/LAP to TCW/Latin America Off-Shore Pool I, L.P. (whose Managing Member is TCW/Latin America Partners, L.L.C.), and finally from that entity to TCW/CCI II, its wholly owned subsidiary.

      Accordingly, in consideration of the issuance of the New Series C Warrants to the purchasers of the Series C preferred stock, and other valuable consideration, each of the undersigned hereby:

      (i) signifies his or its waiver of any and all preemptive rights he or it holds under the terms of the rights and preferences of the Series C Convertible Preferred Stock or the 1997 agreements, as appropriate, with respect to the sale by CCI of the Series D Preferred Stock pursuant to the terms of the Agreement (including, without limitation, the issuance of securities arising from the exercise of the Option and the Series D Warrants (as those terms are defined in the Agreement) to be issued in connection with that transaction);

      (ii) agrees that the Series D Warrants, New Series C Warrants and the securities of CCI issuable under either the Series D Warrants or the New Series C Warrants (collectively, the "Securities") should not adjust the exercise price of the Series C warrants or the conversion price (or conversion rate) of the Series C preferred stock and that, therefore, the Securities will not constitute "Convertible Securities" or "Options", as those terms are defined in Section 5 of the Series C Warrants or Section 6 of the certificate establishing the rights, preferences and privileges of the Series C preferred stock, and further agrees that the shares of Common Stock acquired through the exercise of the New Series C Warrants will be subject to the CCI Shareholders Agreement dated October 18, 1999 and that the New Series C Warrants will be a "Share Right" as defined in that agreement;

      (iii) understands, agrees and waives any objection to the acquisition of the Series C preferred stock by TCW/CCI II, as described above; agrees that such shares will have the same rights, preferences and obligations as the other shares of Series C preferred stock acquired by the original purchasers of the Series C preferred stock pursuant to the terms of that certain Participation Agreement dated October 15, 1999 and the Amended and Restated Registration Rights Agreement and CCI Shareholders Agreement, both dated October 18, 1999; and further understands and agrees that as a result of its obtaining such shares of Series C preferred stock, TCW/CCI II has agreed to abide by the terms and conditions of the CCI Shareholders Agreement and, at the request of CCI, to become a party thereto, and that TCW/CCI II, its predecessors in interest and any successive successors or transferees in the Series C preferred stock that are in each case Related Parties (as defined in the "Shareholders Joinder Agreement" to be entered into by the same parties to the Agreement), will be treated as part of the "TCW Group" (as defined in the CCI Shareholders Agreement) for all purposes thereof, and will be entitled to exercise jointly with any such successive successors or transferees, TCW/CCI II or TCW/CCI I that are Related Parties all rights and benefits of TCW/CCI I under such CCI Shareholders Agreement; and

      (iv) understands and agrees that this waiver may be executed by the undersigned in counterpart, and that it will be effective against each of the executing undersigned parties even if not executed by all the parties listed.


TELEMATICA EDC, C.A.                   Glacier Latin-America, Ltd.


By: /s/ Norberto Corredor              By: /s/ David Leibman
   ------------------------------         ------------------------------------
Its: Authorized Person                 Its: Assistant Treasurer
Dated: 2/7/01                          Dated: 2/7/01


TCW/CCI Holding, LLC                   FondElec Essential Services Growth
                                       Fund, L.P.

By: /s/ Carlos Christensen             By:  FondElec ESGF Corp.
   ------------------------------      Its:  General Partner
Its: Authorized Person
Dated: 2/7/01
                                       By: /s/ Gaston Acosta-Rua
                                          ------------------------------------
International Finance Corporation      Its: Director
                                       Dated: 2/7/01

By: /s/ Joseph Salan
   ------------------------------      /s/ Veronica Bendetti, Attorney in Fact
Its: Manager                           ---------------------------------------
Dated: 2/7/01                          Raquel E. Oddone de Ostry
                                       Dated: 2/7/01


Pegasus Fund, L.P.                     /s/ Veronica Bendetti, Attorney in Fact
                                       ---------------------------------------
                                       Norberto Priu
By: /s/ Pegasus Management Corp.       Dated: 2/7/01
   ------------------------------
Its:  General Partner


By:/s/ Gaston Acosta-Rua
   ------------------------------
Its: Director
Dated: 2/7/01